LITFUNDING CORP. ANNOUNCES POTENTIAL RECEIVABLES OF $1+ MILLION

LitFunding Corp. (OTCBB: LFDG) announced today that it had exceeded its initial goal of $1,000,000 in potential receivables by March 31. Its actual potential receivable figure as of March 8 was $1,009,125. In addition, the Company also announced that it had received $211,250 in principal and fee payments resulting from its initial advances. For the purposes of this press release, the term potential receivables describes those advances made to attorney's and the corresponding portion of fees inherent in those advances that are not yet recognizable under generally accepted accounting principles until the underlying cases are settled

Since September 2004, the Company has advanced 41 fundings totaling $862,500, divided among three, separate, Limited Liability Corporations (LLC), and its wholly-owned subsidiary, LitFunding USA. The Company has formed two additional LLCs and expects to process approximately $200,000 in advances to attorney's from them in the near future. In all, the company is currently evaluating a total of $3 million in requested advances.

"The Company's growth to date, has exceeded management's expectations," said the company's Chief Executive Officer, Morton Reed, PhD. "From what we are seeing, the market for our product appears to be growing robustly. Management is confident in the Company's ability to continue to grow with the healthy demand."

About LitFunding Corporation

LFC, through its wholly owned subsidiary LitFunding USA (the company), remains one of the nation's largest public companies specializing in the funding of litigation primarily through plaintiffs' attorneys. The company is in the litigation funding business making advances to plaintiffs' attorneys primarily in the areas of personal injury. A fee is earned when the lawsuits so funded are settled or otherwise concluded by a court ruling. At that time, both the funds advanced and the fee contractually agreed to are repaid to the company.

This press release does not constitute an offer of any securities for sale.

Except for the historical information presented herein, the matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995, or by the Securities and Exchange Commission in its rules, regulations and releases. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. These risks include the ability of LFC to reach definitive agreements with respect to and close the proposed financing discussed in this release as well as activities, events or developments that the company expects, believes or anticipates will or may occur in the future. Such statements are subject to a number of assumptions, risks and uncertainties. Readers are cautioned that such statements are not guarantees of future performance and that actual result or developments may differ materially from those set forth in the forward-looking statements. In addition, other risks are detailed in the company's periodic reports. These forward-looking statements speak only as of the date hereof. The Company disclaims any intent or obligation to update these forward-looking statements.


Contact
LitFunding Corp., Las Vegas
Azra Bailey, 702-317-1610